                                                                      EXHIBIT 12


                              BRE PROPERTIES, INC.


                                 STATEMENT RE:
                       COMPUTATION OF RATIOS OF EARNINGS
                                TO FIXED CHARGES


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                                                                                YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------------------
(DOLLAR AMOUNTS IN THOUSANDS)                                   1997         1996        1995        1994        1993
                                                              -------      -------      ------      ------      ------

Income before gain on sales of
investments in rental properties, minority
interest and provision for investment loss                    $49,345      $37,014     $23,789     $22,566     $19,531
Provision for investment loss                                       -            -      (2,000)          -           -
Income before gain on sales of investments                   --------      -------     -------    --------     -------
in rental properties and minority
interest                                                      $49,345      $37,014     $21,789     $22,566     $19,531
                                                             ========      =======     =======     =======     =======
Fixed charges:
  Interest                                                    $21,606      $16,325     $ 7,973     $ 5,599     $ 5,656
  Capitalized interest                                          1,178          269           -           -           -
  Minority interest                                               972            -           -           -           -
  Other                                                           112          108         105         101          98
                                                             --------      -------     -------    --------     -------
                                                              $23,868      $16,702      $8,078      $5,700      $5,754
                                                             ========      =======     =======     =======     =======
Income before gain on sales of
investments in rental properties, minority
interest and provision for investment loss
and fixed charges, excluding capitalized
interest and minority interest                                $71,063      $53,447     $31,867     $28,266     $25,285
                                                             ========      =======     =======     =======     =======
Divided by fixed charges                                      $23,868      $16,702      $8,078      $5,700      $5,754
                                                             ========      =======     =======     =======     =======
Ratio of earnings to fixed charges                                3.0          3.2         4.0         5.0         4.4
                                                             ========      =======     =======     =======     =======
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